Exhibit (c)(5)
Executive Summary

1 Executive Summary Recommended Strategy In considering Crestview's proposal, Bear Stearns will focus on the recent comparable transactions, fundamental value, plus perceived ability of sponsors to pay more (i.e., bump) Recommended approach is to offer $22.00 per share for Symbol, as offer below $22.00 per share may cause the Special Committee to shut down negotiations with Crestview $22.00 per share offer is positioned as: 18% premium to 6-month average, 14% premium to current price (1) and a 25% premium to Symbol's price on January 5th, the day preceding the USPI announcement At 12.5x reported 2006 EBITDA (10.7x adjusted), valuation in line with recent transactions: HealthSouth ASC at 9.9x USPI LBO at 13.0x reported 2006 EBITDA (11.5x adjusted) Delivers immediate value and liquidity to Symbol shareholders and eliminates risk inherent in Symbol projections given current operating environment: Softness in Q1 results and shortfall vs. Street estimates Exposure relative to out-of-network reimbursement (13% of total revenue) Portfolio of under-performing assets Financial advisor to the Special Committee likely to negotiate initial offer In order to establish the proper record, the Special Committee will expect to have one or two rounds of price negotiations Given Company's prior discussions with financial and strategic partners regarding a potential transaction, an argument should be made that a traditional no-shop clause should be included in the merger agreement (i.e., no go-shop provision) ____________________ Based on Symbol price per share of $19.26, as of close on April, 11 2007.

2 Executive Summary Pricing Matrix (Dollars in Millions, Except Per Share Data) ____________________ Source: Factset and Symbol financials. Premiums analysis based on closing prices. (1) Diluted share count calculated using the treasury stock method and based on 22mm basic shares outstanding. Includes $139mm debt and $33mm minority interest and excludes $27mm of restricted cash on the balance sheet as of December 31, 2006. (2) Reflects 2006 adjusted EBITDA-MI. (3) Represents the day preceding the USPI announcement.

3 Executive Summary Selected Comparable Transactions United Surgical Partners / Welsh Carson HealthSouth Corp. - Surgery / TPG Announcement Date: January 8, 2007 Special Committee: Yes Pre-Signing Market Test: No Days in Go-Shop Period: 40 Break-up Fee: $15mm (Go-Shop); $43mm (No-Shop) Reverse Break-up Fee: $43mm Announcement Date: March 26, 2007 Special Committee: NA Pre-Signing Market Test: Yes Days in Go-Shop Period: NA Break-up Fee: NA

4 Premiums Paid, Terms & Dynamics in Precedent LBOs Executive Summary Note: Includes transactions with proxy statements filed or where relevant information is available. (1) Represents the premium to the stock price prior to any news of the transaction. (2) Market test was instigated either by management or the Board of Directors (e.g. reaching out to interested parties) prior to receiving any substantive bid from a financial sponsor. (3) KKR submitted an initial indication of interest in December 2006 for an undisclosed value range. (4) The Freescale Semiconductor and Petco Animal Supplies transactions included termination fees that were reduced by 50% within the initial 7-10 days of the go-shop period. (5) Final bid premium represents 32% increase over prior final bid that was submitted in June 2005 and rejected by the Board of Directors at that time. (6) All metrics exclude West Corp. (7) % of total transactions that are affirmative.

5 Premiums Paid, Terms & Dynamics in Precedent LBOs (Cont'd) Executive Summary Out of 29 transactions, 22 contain reverse termination fee provisions; in the last year, all but one transaction contain a reverse termination fee provision (1) Represents number of days from the first approach regarding an acquisition transaction to the date of signing. (2) KKR submitted an initial indication of interest in December 2006 for an undisclosed value range. (3) Includes the reimbursement of up to $20 million of expenses. (4) The Freescale Semiconductor and Petco Animal Supplies transactions included termination fees that were reduced by 50% within the initial 7-10 days of the go-shop period. (5) Final bid premium represents 32% increase over prior final bid that was submitted in June 2005 and rejected by the Board of Directors at that time. (6) All metrics exclude West Corp.